Exhibit 4.1

THIS WARRANT AND THE WARRANT SHARES ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT.

Warrant No.: PA-[●]	Number of Shares: [●]
(subject to adjustment)
Date of Issuance: [●], 2022

Original Issue Date: [●], 2022
(as defined in subsection 2(b))

Holder: [●]

Celcuity Inc.

Stock Purchase Warrant

(Void after 5:00 p.m. (New York City time) on [●], 2027,

subject to earlier termination as provided herein)

Celcuity Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that the Holder named above, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before the expiration of the Exercise Period (as defined below), up to [●] shares of Series A Preferred Stock (as defined below) at a purchase price of $80.50 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of the Stock Purchase Warrants (the “Warrants”) issued pursuant to that certain Securities Purchase Agreement dated as of May 15, 2022, by and among the Company and each of the investors party thereto (the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, having the rights, preferences and privileges specified in the Certificate of Designations, which will be convertible into Common Stock, $0.001 par value per share, of the Company (“Common Stock”) in accordance with the terms set forth in the Certificate of Designations.

1. Exercise.

(a) Exercise Period. This Warrant may be exercised at any time or from time to time on or after the date of issuance and on or before the earlier of (i) 5:00 p.m. (New York City time) on [●], 2027 or (ii) seventy-five (75) days after the Company publicly announces (x) whether the progression-free survival (PFS) of gedatolisib in combination with palbociclib and fulvestrant (Arm A) to fulvestrant (Arm C) in the Phase 3 study met its primary endpoint target, (y) whether the PFS of gedatolisib in combination with fulvestrant (Arm B) to fulvestrant (Arm C) in the Phase 3 study met its primary endpoint target, and (z) the associated hazard ratios and median PFS values for each of Arm A, Arm B, and Arm C (the “Exercise Period”).

(b) Exercise for Common Stock. Without limiting the provisions of Section 2, upon written notice from the Company as provided in Section 2(a), (i) prior to the Adjustment Date specified in such notice this Warrant will be exercisable for Series A Preferred Stock subject to the Beneficial Ownership Limitation (as defined below); and (ii) from and after the Adjustment Date specified in such notice this Warrant will be exercisable for Common Stock instead of Series A Preferred Stock, the Purchase Price will be adjusted as provided in Section 2(a), and all references to the Warrant Shares and the Purchase Price will mean Common Stock and the Purchase Price as so adjusted.

(c) Exercise for Cash. Subject to the Beneficial Ownership Limitation set forth in Section 1(f), the Registered Holder may elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(d) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(c) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(e) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(e) Issuance Upon Exercise. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 5 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise transmitted by the transfer agent of the Company to the Registered Holder in electronic book entry form to the account of such Registered Holder or, upon request of the Registered Holder, by physical delivery to the address specified by the Registered Holder, plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised.

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(f) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect the exercise of this Warrant, and the Registered Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Registered Holder (together with such Registered Holder’s Affiliates (that is, any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended), and any other person whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the United States Securities and Exchange Commission (the “Commission”), including any “group” of which the Registered Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Registered Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant (assuming the conversion of Warrant Shares into Common Stock and assuming the authorization of such Common Stock to be issued for the purposes of such calculation) with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock (or Warrant Shares convertible into Common Stock) which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Registered Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Registered Holder and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 1(f), in determining the number of outstanding shares of Common Stock, a Registered Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the Company’s transfer agent to the Registered Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Registered Holder (which may be by email), the Company shall, within three (3) Trading Days thereof, confirm in writing to such Registered Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including the Warrants, by the Registered Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Registered Holder. The “Beneficial Ownership Limitation” shall initially be set at 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such exercise (to the extent permitted pursuant to this Section 1(f)). The Company shall be entitled to rely on representations made to it by the Registered Holder regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, (i) by written notice to the Company, which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company, the Registered Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, to the extent then applicable and (ii) by written notice to the Company, which will be effective immediately after such notice is delivered to the Company, the Registered Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage. Any such increase or decrease will apply only to the Registered Holder and not to any other holder of Warrants. Upon such a change by a Registered Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Registered Holder without first providing the minimum notice required by this Section 1(f).

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Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Registered Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company. “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) execute a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

2. Adjustments.

(a) Adjustment upon Authorized Share Increase. Upon written notice from the Company to all Registered Holders of Warrants that an amendment to, or amendment and restatement of, the Company’s Certificate of Incorporation has become effective that increases the aggregate number of shares of capital stock and the number of shares of Common Stock the Company has authority to issue such that the Company has available, and has reserved, such number of its duly authorized but unissued shares of Common Stock as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding or available for issuance upon the exercise of this Warrant and all other Warrants, then from and after the date specified in such notice (the “Adjustment Date”), this Warrant shall be exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the Series A Preferred Stock received thereupon had been simultaneously converted into Common Stock immediately prior to the Adjustment Date, and the Purchase Price shall be adjusted to equal the quotient obtained by dividing: (x) the aggregate Purchase Price of the maximum number of shares of Series A Preferred Stock for which this Warrant was exercisable immediately prior to the Adjustment Date, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after the Adjustment Date, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(b) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding shares of the same class and series as the Warrant Shares, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of the same class and series as the Warrant Shares, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Certain Dividends and Distributions. If the Company shall at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of outstanding shares of the same class and series as the Warrant Shares entitled to receive, a dividend or other distribution payable in additional shares of the same class and series as the Warrant Shares, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect immediately before such event by a fraction:

(1) the numerator of which shall be the total number of shares of the same class and series as the Warrant Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

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(2) the denominator of which shall be the total number of shares of the same class and series as the Warrant Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of such class and series issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a), 2(b) or 2(c), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(e) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of outstanding shares of the same class and series as the Warrant Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of the same class and series as the Warrant Shares) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of Warrant Shares issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(f) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the outstanding shares of the same class and series as the Warrant Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(c) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

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(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price). The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of Warrant Shares and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

(h) All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

3. Fractional Shares. The Company shall not be required to issue any fractional shares upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Purchase Price or round up to the next whole share.

4. Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment. The Registered Holder is acquiring the Warrant, and (if and when the Registered Holder exercises this Warrant) the Registered Holder will acquire the Warrant Shares, for the Registered Holder’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the 1933 Act.

(c) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel the Registered Holder he has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that the Registered Holder is capable of evaluating the risks and merits of the Registered Holder’s investment in the Company.

5. Transfers, etc.

(a) This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b) The Registered Holder acknowledges and agrees that the Warrant Shares shall be subject to the restrictive legend requirements set forth in the Purchase Agreement.

(c) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change the Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

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(d) Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6. Notices of Record Date, etc. In the event:

(a) the Company shall take a record of the holders of outstanding shares of the same class and series as the Warrant Shares (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the shares of the same class and series as the Warrant Shares, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and the outstanding shares of the same class and series as the Warrant Shares are not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of outstanding shares of the same class and series as the Warrant Shares (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of such class and series (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 3 days prior to the record date or effective date for the event specified in such notice, and the Registered Holder shall keep any such notice confidential.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant. Such reservation shall comply without regard to the provisions of Section 1(f).

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Warrant Shares (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

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(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or sent by electronic mail, to the address or electronic mail address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below:

Celcuity Inc.

16305 36th Avenue North, Suite 100

Minneapolis, MN 55446

Attention: Brian F. Sullivan and Vicky Hahne

E-mail: bsullivan@celcuity.com; vhahne@celcuity.com

With a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Facsimile: (612) 492-7077

Attention: Eric O. Madson

E-mail: emadson@fredlaw.com

If the Company should at any time change the location of its principal office to a place other than as set forth above, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed to have been delivered upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

10. Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the outstanding shares of the same class and series as the Warrant Shares by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the Warrant Shares acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13. Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction.

14. Facsimile Signatures. This Warrant may be executed by facsimile signature.

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EXECUTED as of the Date of Issuance indicated above.

CELCUITY INC.

By:
Name:	Brian F. Sullivan
Title:	Chief Executive Officer

EXHIBIT A

PURCHASE FORM

To:_________________	Dated:____________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase __________________ Warrant Shares covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, in the amount of $______ in lawful money of the United States.

Signature:

Address:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of Warrant Shares covered thereby set forth below, unto:

Name of Assignee	Address and Electronic Mail Address	No. of Warrant Shares

Dated:_____________________
Signature

Signature Guaranteed:

By: _______________________